UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 1, 2005

Aegis Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14315	75-2050538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Bent Branch Drive, Irving, Texas 75063

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(972) 868-0225

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Definitive Material Agreement.

On November 1, 2005, Aegis Communications Group, Inc. (“Aegis”) entered into a Master Lease Agreement with NationsHealth, Inc. Under the Master Lease, Aegis will lease or otherwise provide call services and other related operational capabilities to NationsHealth in support of NationsHealth’s Medicare Part D Services. Pursuant to this Master Lease, NationsHealth will lease from Aegis (i) the services of contract agents, center supervisors, and management (identified in the Master Lease) and (ii) operational capacity in New York City and Port St. Lucie, Florida, including facilities space, workstations, technology and intangible assets relating to that operational capacity at the New York and the Port St. Lucie facilities. NationsHealth has a Strategic Agreement with Connecticut General Life Insurance Company and United States Pharmaceutical Group, LLC, which is, in part, relevant to Aegis’s obligations under the Master Lease. In this regard, CIGNA is also a third party beneficiary to the Master Lease and will be entitled to enforce all provisions that are intended for its benefit. The Master Lease also contains non-compete, non-solicitation and confidentiality provisions applicable to both Aegis and NationsHealth.

The initial term of the Master Lease begins on November 1, 2005 and expires thirty-six (36) months thereafter. Unless Aegis provides NationsHealth with a non-renewal notice, the Master Lease automatically renews under the same terms and conditions. NationsHealth may terminate services provided by the Master Lease for “convenience” at any time upon seventy (70) days written notice to Aegis. In addition, NationsHealth may terminate the Master Lease if Aegis materially breaches the Master Lease or is deficient in maintaining NationsHealth’s service standards, and fails to cure such default or deficiency within thirty (30) days after receiving written notice specifying the default or the deficiency. Aegis may terminate the Master Lease if NationsHealth materially breaches the Master Lease (including a default in payment to Aegis) and fails to cure such default within thirty (30) days after receiving written notice specifying the default.

Under the Master Lease, NationsHealth will pay Aegis an initial advance, which will be applied to the lease payments. In addition, NationsHealth will reimburse Aegis for payroll expenses; facility expenses; operations expenses; connectivity expenses in the New York and Port St. Lucie facilities; applicable maintenance costs; specifically requested improvements implemented at the New York and Port St. Lucie facilities; and licensing expenses. NationsHealth will also pay management fees to Aegis. Aegis currently projects that this arrangement will generate approximately $15 million in annual revenue under the Master Lease, although this amount could decrease or increase significantly depending on payroll and operational expenses and overall demand for Aegis’s services. If Aegis and NationsHealth cannot informally resolve fees or expenses in good faith within thirty (30) days, Aegis and NationsHealth agree to appoint a mediator reasonably acceptable to both parties and attempt to resolve the dispute through mediation within ten (10) additional business days.

Six months prior to the expiration date of the Master Lease, NationsHealth will have the option at any time upon thirty (30) days written notice to Aegis, to purchase or assume Aegis’s contractual rights and obligations in all (but not less than all) of the non-employee assets specific to the services provided at the New York Facility and/or the Port St. Lucie Facility.

2

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: Aegis’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on Aegis’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in Aegis’s SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. Aegis does not intend to update any of those forward–looking statements.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2005	Aegis Communications Group, Inc.

	By:	/s/ Kannan Ramasamy
Name: Kannan Ramasamy
Title: President and Chief Executive Officer

4